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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule TO

Tender Offer Statement under Section 14(d)(1) or 13(e)(1) of the
Securities Exchange Act of 1934

TRAMMELL CROW COMPANY
(Name of Issuer and Person Filing Statement)

Common Stock, $.01 par value
per share
(Title of Class of Securities)

001-753-89288R10-6
(CUSIP Number of Class of Securities)

Robert E. Sulentic
Chairman and Chief Executive Officer
Trammell Crow Company
2001 Ross Avenue, Suite 3400
Dallas, Texas 75201
(214) 863-3000
(Name, address and telephone number of person authorized to receive notices and communications on behalf of filing persons)

Copies to:

J. Christopher Kirk Trammell Crow Company 2001 Ross Avenue, Suite 3400 Dallas, Texas 75201 (214) 863-3000	P. Gregory Hidalgo Vinson & Elkins L.L.P. 3700 Trammell Crow Center 2001 Ross Avenue Dallas, Texas 75201 (214) 220-7700

CALCULATION OF FILING FEE

Transaction valuation (*)	Amount of Filing Fee

$69,999,993	$8,869

*
Determined pursuant to Rule 0-11(b)(1) of the Securities Exchange Act of 1934, assuming that 4,444,444 shares of common stock are purchased for $15.75 per share.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
Amount Previously Paid: Not applicable.	Filing Party: Not applicable.
Form or Registration No.: Not applicable.	Date Filed: Not applicable.
☐
Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transaction to which the statement relates:

☐
third-party tender offer subject to Rule 14d-1.
☒
issuer tender offer subject to Rule 13e-4.
☐
going-private transaction subject to Rule 13e-3.
☐
amendment to Schedule 13D under Rule 13d-2.

        Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

        This Issuer Tender Offer Statement on Schedule TO relates to an offer by Trammell Crow Company, a Delaware corporation (the "Company"), to purchase, upon the terms and subject to the conditions contained in the offer to purchase dated September 3, 2004 (the "Offer to Purchase") and the accompanying letter of transmittal (the "Letter of Transmittal") (which, together with the Offer to Purchase, constitutes the "Offer," and both of which are filed as part of Exhibit (a)(1) to this Schedule TO) up to 4,444,444 shares of Trammell Crow Company's common stock, par value $0.01 per share, at a price not greater than $15.75 nor less than $13.50 per share, net to the seller in cash without interest thereon.

Item 1. Summary Term Sheet

        The information set forth in the Offer to Purchase in the section entitled "Summary Term Sheet" is incorporated herein by reference.

Item 2. Subject Company Information

        (a)    Name and address.

        The information set forth in the Offer to Purchase in the sections entitled "Where You Can Find More Information" and "The Offer—Information About Trammell Crow Company; Recent Developments" is incorporated herein by reference.

        (b)    Securities.

        The information set forth in the Offer to Purchase on the cover page and in the sections entitled "Introduction" and "The Offer—Purpose of the Offer; Certain Effects of the Offer; Plans or Proposals" is incorporated herein by reference.

        (c)    Trading Market and Price.

        The information set forth in the Offer to Purchase in the section entitled "The Offer—Price Range of Shares" is incorporated herein by reference.

Item 3. Identity and Background of the Filing Person

        (a)    Name and Address.

        The filing person is the issuer. The information set forth in Item 2(a) above is incorporated herein by reference.

        Pursuant to Instruction C to Schedule TO, the following persons are the directors and/or executive officers of the Company:

Name	Position
Robert E. Sulentic	Chairman of the Board, Chief Executive Officer and President; Director
E. Stevenson Belcher	Regional Director, Global Services—Western Operations
William F. Concannon	Vice Chairman; Director
James R. Groch	President, Strategy and Corporate Development
Matthew S. Khourie	President, Development and Investment—Central Operations
Michael J. Lafitte	President, Global Services
Derek R. McClain	Chief Financial Officer
Diane S. Paddison	National Director, Client Services
T. Christopher Roth	President, Development and Investment—Eastern Operations
John A. Stirek	President Development and Investment—Western Operations
James R. Erwin	Director
Curtis F. Feeny	Director
Jeffrey M. Heller	Director
Rowland T. Moriarty	Director
J. McDonald Williams	Director

        The address and telephone number of each director and executive officer is: c/o Trammell Crow Company, 2001 Ross Avenue, Suite 3400, Dallas, Texas 75201; (214) 863-3000.

Item 4. Terms of the Transaction.

        (a)    Material Terms.

        The information set forth in the Offer to Purchase in the sections entitled "Introduction," "The Offer—Number of Shares; Proration; Expiration Date," "The Offer—Procedures for Tendering Shares," "The Offer—Withdrawal Rights," "The Offer—Acceptance for Payment of Shares and Payment of Purchase Price," "The Offer—Extension of the Offer; Termination; Amendments," "The Offer—Purpose of the Offer; Certain Effects of the Offer; Plans or Proposals," and "The Offer—U.S. Federal Income Tax Considerations" is incorporated herein by reference.

        (b)    Purchases.

        The information set forth in the Offer to Purchase in the section entitled "The Offer—Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Common Stock" is incorporated herein by reference.

Item 5. Past Contacts, Transactions, Negotiations and Agreements

        (e)    Agreements Involving the Subject Company's Securities.

        The information set forth in the Offer to Purchase in the section entitled "The Offer—Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Common Stock" is incorporated herein by reference.

Item 6. Purposes of the Transaction and Plans or Proposals.

        (a)    Purposes.

        The information set forth in the Offer to Purchase in the section entitled "The Offer—Purpose of the Offer; Certain Effects of the Offer; Plans or Proposals" is incorporated herein by reference.

        (b)    Use of Securities Acquired.

        The information set forth in the Offer to Purchase in the section entitled "The Offer—Purpose of the Offer; Certain Effects of the Offer; Plans or Proposals" is incorporated herein by reference.

        (c)    Plans.

        The information set forth in the Offer to Purchase in the section entitled "The Offer—Purpose of the Offer; Certain Effects of the Offer; Plans or Proposals" is incorporated herein by reference.

Item 7. Source and Amount of Funds or Other Consideration.

        (a)    Source of Funds.

        The information set forth in the Offer to Purchase in the section entitled "The Offer—Source and Amount of Funds" is incorporated herein by reference.

        (b)    Conditions.

        The information set forth in the Offer to Purchase in the section entitled "The Offer—Conditions of the Offer" is incorporated herein by reference.

        (d)    Borrowed Funds.

        The information set forth in the Offer to Purchase in the section entitled "The Offer—Source and Amount of Funds" is incorporated herein by reference.

Item 8. Interest in Securities of the Subject Company

        (a)    Securities Ownership.

        The information set forth in the Offer to Purchase in the section entitled "The Offer—Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Common Stock" is incorporated herein by reference.

        (b)    Securities Transactions.

        The information set forth in the Offer to Purchase in the section entitled "The Offer—Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Common Stock" is incorporated herein by reference.

Item 9. Persons/Assets, Retained, Employed, Compensated or Used

        (a)    Solicitations or Recommendations.

        The information set forth in the Offer to Purchase in the sections entitled "Introduction," "The Offer—Purpose of the Offer; Certain Effects of the Offer; Plans or Proposals" and "The Offer—Fees and Expenses" is incorporated herein by reference.

Item 10. Financial Statements.

        (a)    Financial Information.

        Not applicable.

        (b)    Pro Forma Information.

        Not applicable.

Item 11. Additional Information.

        (a)    Agreements, Regulatory Requirements and Legal Proceedings.

        The information set forth in the Offer to Purchase in the sections entitled "The Offer—Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Common Stock" and "The Offer—Legal Matters; Regulatory Approvals" is incorporated herein by reference.

        (b)    Other Material Information.

        The information set forth in the Offer to Purchase in the sections entitled "The Offer—Purpose of the Offer; Certain Effects of the Offer; Plans or Proposals" and "The Offer—Information About Trammell Crow Company; Recent Developments" is incorporated herein by reference.

Item 12. Exhibits.

(a)(1)(i)	Offer to Purchase, dated September 3, 2004.
(a)(1)(ii)	Letter of Transmittal and instructions thereto.
(a)(1)(iii)	Letter to Participants in the Trammell Crow Company Retirement Savings Plan.
(a)(1)(iv)	Notice of Guaranteed Delivery.
(a)(1)(v)	Letter from the Dealer Manager to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
(a)(1)(vi)	Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
(a)(1)(vii)	Letter to Participants in the Trammell Crow Company Employee Stock Purchase Plan
(a)(2)	Letter to stockholders from Robert E. Sulentic, Chairman and Chief Executive Officer of Trammell Crow Company, dated September 3, 2004.
(a)(5)(i)	Press release issued by Trammell Crow Company on September 1, 2004.
(a)(5)(ii)	Summary advertisement published in the Wall Street Journal on September 3, 2004.
(b)(i)
Credit Agreement dated June 28, 2002, among the Company, Bank of America, N.A. as Administrative Agent and the lender parties thereto. (previously filed as an exhibit to the Company's Form 10-Q filed with the Securities and Exchange Commission on August 14, 2002 and incorporated herein by reference)

(b)(ii)
First Amendment of Credit Agreement dated September 1, 2004, among the Company, Bank of America, N.A. as Administrative Agent and the lender parties thereto. (previously filed as an exhibit to the Company's Form 8-K filed with the Securities and Exchange Commission on September 2, 2004 and incorporated herein by reference)
(d)(i)
Stockholders' Agreement. (previously filed as an exhibit to the Company's Registration Statement on Form S-1 (File Number 333-34859) filed with the Securities and Exchange Commission on September 3, 1997 and incorporated herein by reference)
(d)(ii)
Employment Agreement dated as of October 17, 2003, between the Company and Robert E. Sulentic. (previously filed as an exhibit to the Company's Form 10-Q filed with the Securities and Exchange Commission on November 14, 2003 and incorporated herein by reference)
(d)(iii)
Amendment to Employment Agreement dated as of April 6, 2004, between the Company and Robert E. Sulentic. (previously filed as an exhibit to the Company's Form 10-Q filed with the Securities and Exchange Commission on May 10, 2004 and incorporated herein by reference)
(d)(iv)
Employment Agreement dated as of October 17, 2003, between the Company and Derek R. McClain. (previously filed as an exhibit to the Company's Form 10-Q filed with the Securities and Exchange Commission on November 14, 2003 and incorporated herein by reference)
(d)(v)
Amendment to Employment Agreement dated as of April 6, 2004, between the Company and Derek R. McClain. (previously filed as an exhibit to the Company's Form 10-Q filed with the Securities and Exchange Commission on May 10, 2004 and incorporated herein by reference)
(d)(vi)
Employment Agreement dated as of October 17, 2003, between the Company and James R. Groch. (previously filed as an exhibit to the Company's Form 10-Q filed with the Securities and Exchange Commission on November 14, 2003 and incorporated herein by reference)
(d)(vii)
Amendment to Employment Agreement dated as of April 6, 2004, between the Company and James R. Groch. (previously filed as an exhibit to the Company's Form 10-Q filed with the Securities and Exchange Commission on May 10, 2004 and incorporated herein by reference)
(d)(viii)
Employment Agreement dated as of November 24, 2003, between the Company and William F. Concannon. (previously filed as an exhibit to the Company's Form 10-Q filed with the Securities and Exchange Commission on May 10, 2004 and incorporated herein by reference)
(d)(ix)
Amendment to Employment Agreement dated as of April 6, 2004, between the Company and William F. Concannon. (previously filed as an exhibit to the Company's Form 10-Q filed with the Securities and Exchange Commission on May 10, 2004 and incorporated herein by reference)
(d)(x)
Employment Agreement dated as of January 9, 2004, between the Company and Michael J. Lafitte. (previously filed as an exhibit to the Company's Form 10-K filed with the Securities and Exchange Commission on March 15, 2004 and incorporated herein by reference)

(d)(xi)
Amendment to Employment Agreement dated as of April 6, 2004, between the Company and Michael J. Lafitte. (previously filed as an exhibit to the Company's Form 10-Q filed with the Securities and Exchange Commission on May 10, 2004 and incorporated herein by reference)
(d)(xii)
Employment Agreement dated as of March 2, 2004, between the Company and John A. Stirek. (previously filed as an exhibit to the Company's Form 10-K filed with the Securities and Exchange Commission on March 15, 2004 and incorporated herein by reference)
(d)(xiii)
Amendment to Employment Agreement dated as of April 6, 2004, between the Company and John A. Stirek. (previously filed as an exhibit to the Company's Form 10-Q filed with the Securities and Exchange Commission on May 10, 2004 and incorporated herein by reference)
(d)(xiv)
Employment Agreement dated as of April 6, 2004, between the Company and T. Christopher Roth. (previously filed as an exhibit to the Company's Form 10-Q filed with the Securities and Exchange Commission on May 10, 2004 and incorporated herein by reference)
(d)(xv)
Employment Agreement dated as of April 27, 2004, between the Company and Diane Paddison. (previously filed as an exhibit to the Company's Form 10-Q filed with the Securities and Exchange Commission on May 10, 2004 and incorporated herein by reference)
(d)(xvi)
Trammell Crow Company 1997 Stock Option Plan. (previously filed as an exhibit to the Company's Registration Statement on Form S-1 (File Number 333-34859) filed with the Securities and Exchange Commission on September 3, 1997 and incorporated herein by reference)
(d)(xvii)
Trammell Crow Company Long-Term Incentive Plan. (previously filed as an exhibit to the Company's Registration Statement on Form S-1 (File Number 333-34859) filed with the Securities and Exchange Commission on September 3, 1997 and incorporated herein by reference)
(d)(xviii)
Amendment No. 1 to Long-Term Incentive Plan. (previously filed as an exhibit to the Company's Form S-8 (File Number 333-50585) filed with the Securities and Exchange Commission on June 24, 1999 and incorporated herein by reference)
(d)(xix)
Second Amendment to Long-Term Incentive Plan. (previously filed as an exhibit to the Company's Form 10-K filed with the Securities and Exchange Commission on March 31, 2003 and incorporated herein by reference)
(d)(xx)
Company's Employee Stock Purchase Plan. (previously filed as an exhibit to the Company's Form S-8 (File Number 333-50579) filed with the Securities and Exchange Commission on April 21, 1998 and incorporated herein by reference)
(d)(xxi)
First Amendment to the Trammell Crow Company Employee Stock Purchase Plan. (previously filed as an exhibit to the Company's Form S-8 (File Number 333-50579) filed with the Securities and Exchange Commission on June 24, 1999 and incorporated herein by reference)
(d)(xxii)
Second Amendment to the Trammell Crow Company Employee Stock Purchase Plan. (previously filed as an exhibit to the Company's Form 10-K filed with the Securities and Exchange Commission on March 29, 2001 and incorporated herein by reference)

(d)(xxiii)
Third Amendment to the Trammell Crow Company Employee Stock Purchase Plan. (previously filed as an exhibit to the Company's Form S-8 (File Number 333-62884) filed with the Securities and Exchange Commission on June 13, 2001 and incorporated herein by reference)
(d)(xxiv)
Fourth Amendment to the Trammell Crow Company Employee Stock Purchase Plan. (previously filed as an exhibit to the Company's Form 10-Q filed with the Securities and Exchange Commission on November 14, 2003 and incorporated herein by reference)
(d)(xxv)
Fifth Amendment to the Trammell Crow Company Employee Stock Purchase Plan. (previously filed as an exhibit to the Company's Form 10-Q filed with the Securities and Exchange Commission on November 14, 2003 and incorporated herein by reference)
(g)	Not Applicable.
(h)	Not Applicable.

Item 13. Information Required by Schedule 13E-3.

        Not applicable.

SIGNATURE

        After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

TRAMMELL CROW COMPANY
By:	/s/ J. CHRISTOPHER KIRK J. Christopher Kirk Executive Vice President, General Counsel and Secretary

Dated: September 3, 2004

EXHIBIT INDEX

Exhibit No.	Description
(a)(1)(i)	Offer to Purchase, dated September 3, 2004.
(a)(1)(ii)	Letter of Transmittal and instructions thereto.
(a)(1)(iii)	Letter to Participants in the Trammell Crow Company Retirement Savings Plan.
(a)(1)(iv)	Notice of Guaranteed Delivery.
(a)(1)(v)	Letter from the Dealer Manager to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
(a)(1)(vi)	Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
(a)(1)(vii)	Letter to Participants in the Trammell Crow Company Employee Stock Purchase Plan
(a)(2)	Letter to stockholders from Robert E. Sulentic, Chairman and Chief Executive Officer of Trammell Crow Company, dated September 3, 2004.
(a)(5)(i)	Press release issued by Trammell Crow Company on September 1, 2004.
(a)(5)(ii)	Summary advertisement published in the Wall Street Journal on September 3, 2004.
(b)(i)
Credit Agreement dated June 28, 2002, among the Company, Bank of America, N.A. as Administrative Agent and the lender parties thereto. (previously filed as an exhibit to the Company's Form 10-Q filed with the Securities and Exchange Commission on August 14, 2002 and incorporated herein by reference)
(b)(ii)
First Amendment of Credit Agreement dated September 1, 2004, among the Company, Bank of America, N.A. as Administrative Agent and the lender parties thereto. (previously filed as an exhibit to the Company's Form 8-K filed with the Securities and Exchange Commission on September 2, 2004 and incorporated herein by reference)
(d)(i)
Stockholders' Agreement. (previously filed as an exhibit to the Company's Registration Statement on Form S-1 (File Number 333-34859) filed with the Securities and Exchange Commission on September 3, 1997 and incorporated herein by reference)
(d)(ii)
Employment Agreement dated as of October 17, 2003, between the Company and Robert E. Sulentic. (previously filed as an exhibit to the Company's Form 10-Q filed with the Securities and Exchange Commission on November 14, 2003 and incorporated herein by reference)
(d)(iii)
Amendment to Employment Agreement dated as of April 6, 2004, between the Company and Robert E. Sulentic. (previously filed as an exhibit to the Company's Form 10-Q filed with the Securities and Exchange Commission on May 10, 2004 and incorporated herein by reference)
(d)(iv)
Employment Agreement dated as of October 17, 2003, between the Company and Derek R. McClain. (previously filed as an exhibit to the Company's Form 10-Q filed with the Securities and Exchange Commission on November 14, 2003 and incorporated herein by reference)

(d)(v)
Amendment to Employment Agreement dated as of April 6, 2004, between the Company and Derek R. McClain. (previously filed as an exhibit to the Company's Form 10-Q filed with the Securities and Exchange Commission on May 10, 2004 and incorporated herein by reference)
(d)(vi)
Employment Agreement dated as of October 17, 2003, between the Company and James R. Groch. (previously filed as an exhibit to the Company's Form 10-Q filed with the Securities and Exchange Commission on November 14, 2003 and incorporated herein by reference)
(d)(vii)
Amendment to Employment Agreement dated as of April 6, 2004, between the Company and James R. Groch. (previously filed as an exhibit to the Company's Form 10-Q filed with the Securities and Exchange Commission on May 10, 2004 and incorporated herein by reference)
(d)(viii)
Employment Agreement dated as of November 24, 2003, between the Company and William F. Concannon. (previously filed as an exhibit to the Company's Form 10-Q filed with the Securities and Exchange Commission on May 10, 2004 and incorporated herein by reference)
(d)(ix)
Amendment to Employment Agreement dated as of April 6, 2004, between the Company and William F. Concannon. (previously filed as an exhibit to the Company's Form 10-Q filed with the Securities and Exchange Commission on May 10, 2004 and incorporated herein by reference)
(d)(x)
Employment Agreement dated as of January 9, 2004, between the Company and Michael J. Lafitte. (previously filed as an exhibit to the Company's Form 10-K filed with the Securities and Exchange Commission on March 15, 2004 and incorporated herein by reference)
(d)(xi)
Amendment to Employment Agreement dated as of April 6, 2004, between the Company and Michael J. Lafitte. (previously filed as an exhibit to the Company's Form 10-Q filed with the Securities and Exchange Commission on May 10, 2004 and incorporated herein by reference)
(d)(xii)
Employment Agreement dated as of March 2, 2004, between the Company and John A. Stirek. (previously filed as an exhibit to the Company's Form 10-K filed with the Securities and Exchange Commission on March 15, 2004 and incorporated herein by reference)
(d)(xiii)
Amendment to Employment Agreement dated as of April 6, 2004, between the Company and John A. Stirek. (previously filed as an exhibit to the Company's Form 10-Q filed with the Securities and Exchange Commission on May 10, 2004 and incorporated herein by reference)
(d)(xiv)
Employment Agreement dated as of April 6, 2004, between the Company and T. Christopher Roth. (previously filed as an exhibit to the Company's Form 10-Q filed with the Securities and Exchange Commission on May 10, 2004 and incorporated herein by reference)
(d)(xv)
Employment Agreement dated as of April 27, 2004, between the Company and Diane Paddison. (previously filed as an exhibit to the Company's Form 10-Q filed with the Securities and Exchange Commission on May 10, 2004 and incorporated herein by reference)

(d)(xvi)
Trammell Crow Company 1997 Stock Option Plan. (previously filed as an exhibit to the Company's Registration Statement on Form S-1 (File Number 333-34859) filed with the Securities and Exchange Commission on September 3, 1997 and incorporated herein by reference)
(d)(xvii)
Trammell Crow Company Long-Term Incentive Plan. (previously filed as an exhibit to the Company's Registration Statement on Form S-1 (File Number 333-34859) filed with the Securities and Exchange Commission on September 3, 1997 and incorporated herein by reference)
(d)(xviii)
Amendment No. 1 to Long-Term Incentive Plan. (previously filed as an exhibit to the Company's Form S-8 (File Number 333-50585) filed with the Securities and Exchange Commission on June 24, 1999 and incorporated herein by reference)
(d)(xix)
Second Amendment to Long-Term Incentive Plan. (previously filed as an exhibit to the Company's Form 10-K filed with the Securities and Exchange Commission on March 31, 2003 and incorporated herein by reference)
(d)(xx)
Company's Employee Stock Purchase Plan. (previously filed as an exhibit to the Company's Form S-8 (File Number 333-50579) filed with the Securities and Exchange Commission on April 21, 1998 and incorporated herein by reference)
(d)(xxi)
First Amendment to the Trammell Crow Company Employee Stock Purchase Plan. (previously filed as an exhibit to the Company's Form S-8 (File Number 333-50579) filed with the Securities and Exchange Commission on June 24, 1999 and incorporated herein by reference)
(d)(xxii)
Second Amendment to the Trammell Crow Company Employee Stock Purchase Plan. (previously filed as an exhibit to the Company's Form 10-K filed with the Securities and Exchange Commission on March 29, 2001 and incorporated herein by reference)
(d)(xxiii)
Third Amendment to the Trammell Crow Company Employee Stock Purchase Plan. (previously filed as an exhibit to the Company's Form S-8 (File Number 333-62884) filed with the Securities and Exchange Commission on June 13, 2001 and incorporated herein by reference)
(d)(xxiv)
Fourth Amendment to the Trammell Crow Company Employee Stock Purchase Plan. (previously filed as an exhibit to the Company's Form 10-Q filed with the Securities and Exchange Commission on November 14, 2003 and incorporated herein by reference)
(d)(xxv)
Fifth Amendment to the Trammell Crow Company Employee Stock Purchase Plan. (previously filed as an exhibit to the Company's Form 10-Q filed with the Securities and Exchange Commission on November 14, 2003 and incorporated herein by reference)
(g)	Not Applicable.
(h)	Not Applicable.

QuickLinks

  Item 1. Summary Term Sheet
  Item 2. Subject Company Information
  Item 3. Identity and Background of the Filing Person
  Item 4. Terms of the Transaction.
  Item 5. Past Contacts, Transactions, Negotiations and Agreements
  Item 6. Purposes of the Transaction and Plans or Proposals.
  Item 7. Source and Amount of Funds or Other Consideration.
  Item 8. Interest in Securities of the Subject Company
  Item 9. Persons/Assets, Retained, Employed, Compensated or Used
  Item 10. Financial Statements.
  Item 11. Additional Information.
  Item 12. Exhibits.
  Item 13. Information Required by Schedule 13E-3.
SIGNATURE
EXHIBIT INDEX